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EXHIBIT 23.2 - Consent of Hacker, Johnson & Smith, P.A.

                              Accountants' Consent

The Board of Directors
PSB BancGroup, Inc.
Lake City, Florida

We consent to the use of our report dated January 28, 2002, relating to the consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, and to the use of our name under the caption of "Experts," in Amendment No. 3 to the Registration Statement on Form SB-2 of PSB BancGroup, Inc. as filed with the Securities and Exchange Commission.


/s/ Hacker, Johnson, Smith PA
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HACKER, JOHNSON & SMITH PA
Orlando, Florida
April 25, 2002